SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                          SCHEDULE 13G
                         (Rule 13d-102)


  INFORMATION STATEMENT FILED PURSUANT TO RULES 13d-1 AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934


                        QUOKKA SPORTS INC
         -----------------------------------------------
                        (Name of Issuer)


                          COMMON STOCK
         -----------------------------------------------
                 (Title of Class of Securities)


                           749077 10 3
         -----------------------------------------------
                         (CUSIP Number)

                        December 31, 1999
         -----------------------------------------------
      Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    Rule 13d-1(b)
    Rule 13d-1(c)
 X  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         Page 1 of 4 Pages

CUSIP No. 749077 10 3         13G               Page 2 of 4 Pages


1.   NAME OF REPORTING PERSON:  INTEL CORPORATION
     S.S.  or  I.R.S.  IDENTIFICATION NO. OF ABOVE  PERSON:
     94-1672743

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)[ ]
                                                           (b)[ ]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE

                5.   SOLE VOTING POWER 4,184,093
  NUMBER OF
    SHARES      6.   SHARED VOTING POWER 0
 BENEFICIALLY
OWNED BY EACH   7.   SOLE DISPOSITIVE POWER 4,184,093
  REPORTING
 PERSON WITH    8.   SHARED DISPOSITIVE POWER 0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON: 4,184,093

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                  [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.51%

12.  TYPE OF REPORTING PERSON*
     CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 749077 10 3         13G               Page 3 of 4 Pages


Item 1.   (a)   Name of Issuer: QUOKKA SPORTS INC
          (b)   Address of Issuer's Principal Executive Offices:
                525 Brannan Street, Ground Floor
                San Francisco, CA 94107

Item 2.   (a)   Name of Person Filing:  Intel Corporation
          (b)   Address  of  Principal Business  Office  or,  if
                None, Residence:
                2200 Mission College Blvd.
                Santa Clara, CA  95052
          (c)   Citizenship:  Delaware
          (d)   Title of Class of Securities:  Common Stock
          (e)   CUSIP Number: 749077 10 3

Item 3.   Inapplicable

Item 4.   Ownership
          (a)   Amount beneficially owned: 4,184,093
          (b)   Percent of class:  9.51%
          (c)   Number of shares as to which such person has:
                (i)    Sole  power  to vote or to direct  to  the
                       vote: 4,184,093
                (ii)   Shared  power  to vote or  to  direct  the
                       vote:  0
                (iii) Sole power to dispose or to direct the disposition of: 4,184,093
                (iv)   Shared  power to dispose or to direct  the
                       disposition of:  0

Item 5.   Ownership of Five Percent or Less of a Class.
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Inapplicable

Item 7.   Inapplicable

Item 8.   Inapplicable

Item 9.   Inapplicable

Item 10.  Inapplicable

CUSIP No. 749077 10 3         13G               Page 4 of 4 Pages


                             SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 21, 2000
                             -----------------------------------
                                            Date

                                  /s/F. Thomas Dunlap, Jr.
                             -----------------------------------
                                          Signature

                                    F. Thomas Dunlap, Jr.
                             Vice President, General Counsel and
                                          Secretary
                             -----------------------------------
                                         Name/Title